Exhibit 15.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 28, 2025 relating to the financial statements appearing in the Annual Report on Form 20-F of Springview Holdings Ltd for the year ended December 31, 2024.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York April 28, 2025